Exhibit 99.1
News Release

IPSCO Inc. Announces Cash Tender Offer and Related Consent Solicitation for its 8¾% Senior Notes due 2013

[Lisle, Illinois] [June 18, 2007] – IPSCO Inc. (NYSE/TSX:IPS) today announced it has commenced a cash tender offer to purchase any and all of its outstanding 8¾% Senior Notes due 2013 (the “Notes”), as well as a related consent solicitation to amend the indenture governing the Notes. The tender offer and consent solicitation are being conducted in connection with SSAB Svenskt Stål AB’s (“SSAB”) previously announced agreement to acquire IPSCO Inc., and is subject to, among other conditions, that all closing conditions to that acquisition (except those which pursuant to their terms are to be fulfilled on the closing date) have been satisfied or waived. The tender offer and consent solicitation are made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 18, 2007 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal.

The total consideration to be paid for each validly tendered Note, subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and calculated based in part on the 4.875% U.S. Treasury Note due May 2008 (the “Reference Security”). The total consideration for each $1,000 principal amount of Notes will be equal to (i) the present value of $1,043.75 (the earliest redemption price payable on June 1, 2008, the earliest redemption date, for such principal amount of Notes) discounted to the Settlement Date (as defined below) from the earliest redemption date, plus the present value on the Settlement Date of all interest that would be payable beginning on the next payment date up to, but not including, the earliest redemption date, in each case determined as set forth below at a yield equal to the sum of (x) the yield on the Reference Security as calculated by the Dealer Manager (as defined below) in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on the business day immediately following the Consent Date (as defined below), as displayed on page BBT3 of the Bloomberg Government Pricing Monitor, or any other source selected by the Dealer Manager if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous, and (y) a fixed spread of 50 basis points, minus (ii) any accrued and unpaid interest to, but not including, the Settlement Date. The total consideration is payable only in respect of Notes validly tendered with consents, and not withdrawn, on or prior to the Consent Date and purchased in the tender offer. The total consideration includes a payment of $15.00 per $1,000 principal amount of Notes (the “Consent Payment”) payable only in respect of Notes validly tendered and with consents delivered on or prior to the Consent Date. Holders validly tendering Notes after the Consent Date and on or prior to the Expiration Date (as defined below) will be eligible to receive only an amount equal to the total consideration less the Consent Payment (the “tender offer consideration”). Holders whose Notes are purchased in the tender offer will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date.

The detailed methodology for calculating the total consideration and the tender offer consideration for Notes, as well as a hypothetical example of the calculation of the total consideration and the tender offer consideration are outlined in the Offer to Purchase.

IPSCO Inc. is also soliciting consents from holders of the Notes for certain proposed amendments which would eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain of the events of default, as well as modify certain other provisions contained therein (the “Amendments”). Adoption of the Amendments requires the consent of holders of a majority of the aggregate principal amount of Notes outstanding.

The consent solicitation and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, June 29, 2007, unless earlier terminated or extended (such date and time, as the same may be extended, the “Consent Date”). Holders who validly tender their Notes by the Consent Date will be eligible to receive the total consideration. Holders who validly tender their Notes after the Consent Date, and on or prior to 5:00 p.m., New York City time, Tuesday July 17, 2007 (the “Expiration Date”), will be eligible to receive only the tender offer consideration.

The settlement date for notes purchased in the tender offer is expected to be one business day following the Expiration Date (the “Settlement Date”). Holders whose Notes are purchased will be paid accrued and unpaid interest up to, but not including, the Settlement Date.

Holders who tender their Notes must consent to the Amendments. Holders must validly tender their Notes and deliver their consents on or prior to the Consent Date in order to be eligible to receive the total consideration; holders tendering Notes after the Consent Date will only be eligible to receive the tender offer consideration. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Date. The tender offer and the consent solicitation are subject to the satisfaction of certain conditions, including receipt of consents in respect to at least a majority of the principal amount of Notes and that all closing conditions to SSAB’s acquisition (except those which pursuant to their terms are to be fulfilled on the closing date) have been satisfied or waived on or prior to the Expiration Date.

J.P. Morgan Securities Inc. is the sole Dealer Manager for the tender offer and the consent solicitation and can be contacted at (866) 834-4666 (toll free). Global Bondholder Services Corporation is the Information Agent and the Depositary for the tender offer and the consent solicitation and can be contacted at (212) 430-3774 (collect) or toll free at (866) 470-4300.

About IPSCO Inc.
Founded in 1956, IPSCO is a corporation incorporated under the laws of Canada and a leading producer of energy tubulars and steel plate in North America with a current annual steel making capacity of 4.3 million tons. IPSCO operates four steel mills, eleven pipe mills, and scrap processing centers and product finishing facilities in 25 geographic locations across the United States and Canada. IPSCO’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing, tubing, line pipe and large diameter transmission pipe. Additionally, IPSCO is a provider of premium connections for oil and gas drilling and production.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offers to buy the notes only are being made pursuant to the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal that IPSCO is distributing to holders of notes. The tender offer is not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

IPSCO Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630 810-4772
tfilstrup@ipsco.com
Release #07-16

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